                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                 ECOGEN INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------
     (5)  Total fee paid:

          --------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------------
     (3)  Filing Party:

          --------------------------------------------------------------------
     (4)  Date Filed:

          --------------------------------------------------------------------

                                  ECOGEN INC.
                       Langhorne, Pennsylvania 19047-1810

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 24, 1996

                            ------------------------

TO THE STOCKHOLDERS OF ECOGEN INC.:

                 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on April 24, 1996, at 2:00 p.m., local time, for the following purposes:

                 To elect six members of the Board of Directors, each to serve until the next annual meeting.

                 To consider and approve a proposal to amend the Company's Stock Option Plan to increase the number of shares of Common Stock to be issued upon exercise of options granted under the Plan to non-employee directors of the Company.

                 To ratify the appointment of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for the fiscal year 1996.

                 To transact such other business as may properly come before the meeting.

                 The Board of Directors has fixed March 21, 1996 as the record date for determining the holders of Common Stock and Series B Convertible Preferred Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock and Series B Convertible Preferred Stock of the Company of record on the transfer books of the Company at the close of business on March 21, 1996, will be entitled to notice of and to vote at the meeting.

                 We invite all stockholders to attend the meeting. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, HOWEVER, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you attend the meeting, you may vote in person, even though you have sent in your proxy.

                                           James P. Reilly, Jr.
                                           Chairman and Chief Executive Officer
Langhorne, Pennsylvania
March 25, 1996

                                  ECOGEN INC.
                           2005 CABOT BOULEVARD WEST
                       LANGHORNE, PENNSYLVANIA 19047-1810


                                PROXY STATEMENT

                 The accompanying proxy is solicited by the Board of Directors of Ecogen Inc. (the "Company") for use at its 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 24, 1996. Copies of this proxy statement and the accompanying proxy are being mailed on or after March 25, 1996, to the holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), and the holders of record of the Company's Series B Convertible Preferred Stock, par value $.01 per share
(the "Convertible Preferred Stock"), on March 21, 1996. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the Annual Meeting. The expense of this solicitation will be paid by the Company. Officers and other employees of the Company may solicit proxies personally or by telephone.

                 The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy.

                 At a special meeting duly called and held on January 29, 1996, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation that effected a one-for-five reverse stock split of the Company's outstanding Common Stock (the "Reverse Split"). As a result of the Reverse Split as of January 29, 1996, the outstanding shares of Common Stock of the Company were reduced from approximately 30,109,000 to approximately 6,022,000. All references in this proxy statement to shares of Common Stock and exercise prices of outstanding stock options take into account the effect of the Reverse Split unless otherwise stated or the context otherwise requires.

                 Holders of Common Stock and Convertible Preferred Stock of record at the close of business on March 21, 1996, will be entitled to one vote per share held of record on all business of the Annual Meeting. On March 21, 1996, there are expected to be approximately 7,000,000 shares of Common Stock outstanding and 17,501 shares of Convertible Preferred Stock outstanding. Pursuant to the Company's Restated Certificate of Incorporation, as amended, the holders of Common Stock and Convertible Preferred Stock vote together as a single class. The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock and Convertible Preferred Stock, taken together as a class, outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked "abstain" or "withhold authority" will be deemed present at the meeting for purposes of determining a quorum to conduct business at the meeting.

                 If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock and Convertible Preferred Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "abstain" or "withhold authority" and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

                 The approval of all other matters brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock and Convertible Preferred Stock represented in person or by proxy at the meeting and entitled to vote thereon. Shares represented by proxies which are marked "for, "against or "abstain" will be counted for purposes of determining the vote required for approval of these other matters, and the total number of votes cast "for" each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these other matters has the same legal effect as a vote against any such matter and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining whether these other matter have been approved.

                 On December 28, 1994, the Company changed its fiscal year end from December 31 to October 31 so that its fiscal year would better conform to the agricultural growing season in its primary markets. References in this proxy statement to the years 1994 and 1995 shall, unless the context otherwise requires, be deemed to mean the ten-month period beginning on January 1, 1994 and ending on October 31, 1994 and fiscal year 1995 beginning on November 1, 1994 and ending on October 31, 1995, respectively.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

                 Six directors are to be elected at the 1996 Annual Meeting of Stockholders to serve until the 1997 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy.

                 The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

                 The nominees for election to the Company's Board of Directors are:

                 MR. PATRICK OWEN BURNS, 58, has served as a director of the Company since October 1986. Since July 1986, he has been a Vice President of R&D Funding Corp, the general partner of PruTech Research and Development Partnership II. Mr. Burns is also Senior Vice President of Prudential Securities Incorporated ("Prudential Securities"). Since 1986, he has held various other offices, including Vice President and First Vice President, in Prudential Securities. Mr. Burns is also a director of Texas Biotechnology Corporation, Synbiotics Corporation and Creative BioMolecules, Inc., all of which are biotechnology companies.*/**

                 MR. JOHN E. DAVIES, 60, has served as a director of the Company since December 1983. From April 1988 to October 1995, he served as Chairman of the Board of Directors of the Company. From December 1983 to January 1994, Mr. Davies served as Chief Executive Officer of the Company and from December 1983 to March 1988, Mr. Davies served as President of the Company. From 1977 until he joined the Company, Mr. Davies was employed in various management capacities by Rhone-Poulenc, Inc., a multi-national chemical company, most recently, from April 1982 until November 1983, as Senior Vice President and General Manager of Rhone-Poulenc's Agrichemical Division.*/**

                 DR. JACK D. EARLY, 67, has served as a director of the Company since November 1990. From February 1991 until his retirement in 1994, he was the Director of Legislative Affairs of Technology Sciences Group, Inc. From November 1989 to October 1990, Dr. Early was President ex officio of the National Agricultural Chemicals Association, a trade association. From September 1976 to November 1989, he was President of that association.*/***

                 MR. ESTEBAN A. FERRER, 45, has served as a director of the Company since January 1996. Since September 1990, Mr. Ferrer has been a partner at the law firm of Paul, Hastings, Janofsky & Walker, legal counsel to the Company.

----------------------------------
         *    Member, Audit Committee
        **    Member, Nominating Committee
       ***    Member, Compensation Committee

                 DR. LOWELL N. LEWIS, 64, has served as a director of the Company since February 1989. Since February 1992, Dr. Lewis has been an International Research Management Consultant. From January 1988 through his retirement from the University of California in April 1991, Dr. Lewis was employed at the University of California as Associate Vice President for Programs, Agriculture and Natural Resources; Associate Director of the California Agricultural Experiment Station; and Associate Director of Cooperative Extension.***/

                 MR. JAMES P. REILLY, JR., 49, has served as Chairman of the Board of Directors of the Company since November 1, 1995 and as a director of the Company since June 1992. Since January 1994, Mr. Reilly has been the Chief Executive Officer of the Company and since June 1992, he has been the Company's President. From June 1992 to January 1994, Mr. Reilly served as Chief Operating Officer of the Company. From 1976 until he joined the Company, Mr. Reilly was employed in various management capacities at Rhone Poulenc, Inc., most recently, from April 1991 to May 1992, as Vice President and General Manager of the Fine Chemicals Division.**/

                 All directors hold office until the next annual meeting of the Company's stockholders and until their successors are elected and qualified.
In calendar year 1995, non-employee directors ("Outside Directors") were each paid an annual retainer of $12,000 and no additional fees for attendance at meetings of the Board were paid to the Outside Directors in calendar year 1995. Messrs. Burns, Early and Lewis also were paid $750 each for a director meeting in November 1994. Messrs. Burns, Early, Ferrer and Lewis are currently entitled to receive an annual retainer of $12,000 with no additional fees for attendance at meetings of the Board. Mr. Davies has waived receipt of his annual retainer for 1996.

                 Directors are eligible to be granted options to purchase Common Stock under the Company's Stock Option Plan (the "Plan"). Currently, Outside Directors, upon their first election to the Board of Directors, are granted non-statutory stock options to purchase a total of 1,800 shares of Common Stock of the Company (an "Initial Grant"). In addition, Outside Directors are currently granted, on the first day of each calendar year, non-statutory stock options to purchase 400 shares of Common Stock (an "Annual Grant"), continuing until each such Outside Director has been granted options to purchase a total of 2,000 shares of Common Stock pursuant to the Annual Grants. The Initial Grants become exercisable ratably over a three-year period and the Annual Grants become exercisable ratably over a two-year period. The Initial Grants and the Annual Grants are exercisable at a price equal to the fair market value of the Common Stock of the Company on the date of grant, as determined under the Plan.

                 The Board of Directors held seven regularly scheduled and six special meetings during fiscal 1995. During fiscal 1995, the standing committees of the Board of Directors were the Audit Committee, the Compensation Committee and the Nominating Committee.





----------------------------------
         *    Member, Audit Committee
        **    Member, Nominating Committee
       ***    Member, Compensation Committee

                 The Audit Committee, which met on three occasions in fiscal 1995, is responsible for: (i) reviewing the Company's financial results and the scope and results of audits; (ii) evaluating the Company's system of internal controls and meeting with independent auditors and with appropriate Company financial and auditing personnel concerning the Company's system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company's financial reporting activities and the accounting standards and principles followed.

                 The Compensation Committee, which met on three occasions in fiscal 1995, is responsible for: (i) recommending to the Board of Directors the appointment of new corporate officers; (ii) considering and recommending to the Board of Directors compensation for corporate officers; (iii) performing such duties which, under the terms of the Plan, are assigned to the Board of Directors and which by law may be delegated to a committee of the Board of Directors; (iv) considering and recommending changes in the Company's non-officer employee compensation structure; and (v) considering and recommending to the Board of Directors changes in director compensation.

                 The Nominating Committee, which met on two occasions in fiscal 1995, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. The Nominating Committee will consider recommendations of stockholders for nominees for election to the Company's Board of Directors if such nominations are submitted in writing and include the name and description of the qualifications of the nominee along with the reason for such nomination, addressed to the Company at its Langhorne, Pennsylvania office, to the attention of the Nominating Committee.

                 In fiscal 1995, each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                 Section 16 of the Securities Exchange Act of 1934 requires directors and executive officers and persons, if any, owning more than ten percent of a class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's equity and derivative securities. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from reporting persons, the Company believes that during 1995 all filing requirements applicable to its officers and directors were met except with respect to one report of initial ownership on Form 3 and in connection with required Forms 5. A Form 3 report for Dr. Leigh English, the Company's Vice President, Research, was required to be filed following Dr. English's election as an executive officer in October, 1995 but was inadvertently not filed until February 1996. In addition, due to changes in administrative procedures resulting from the Company's change in fiscal year end, Forms 5 for Messrs. Early, Burns and Lewis were inadvertently not filed until February 1996.

                                  PROPOSAL II

                         AMENDMENT TO STOCK OPTION PLAN

                 The Board of Directors has unanimously approved an amendment to the Plan to provide for increases in the number of shares issuable pursuant to options automatically granted to Outside Directors, and the submission of the amendment to a vote of the Company's stockholders. The amendment provides that (i) the number of shares of Common Stock issuable pursuant to non-statutory options automatically granted to each Outside Director upon his or her first election to the Board of Directors on or after February 1, 1996 be increased from 1,800 shares to 9,000 shares; (ii) the number of shares of Common Stock issuable pursuant to non-statutory options automatically granted to each Outside Director on the first day of each calendar year be increased from 400 shares to 2,000 shares; and (iii) the limit on the total number of shares of Common Stock that may be issuable pursuant to Annual Grants be deleted in its entirety.

                 The availability of stock options is an important feature of the Company's ability to attract and retain qualified persons willing to serve on the Board of Directors. The Company believes that an increase in the number of options granted under the Plan to Outside Directors is necessary to ensure that the Company retains its present Outside Directors. In addition, the Company must be able to offer compensation to prospective Outside Directors that is competitive with similar companies in order to attract additional Outside Directors to serve on the Company's Board of Directors if and when so desired. Compensation in the form of stock options is an important feature of the Company's compensation structure as a whole because, among other reasons, it provides employees as well as directors with a personal stake in the Company's stock performance and enables the Company to competitively compensate employees and directors without adversely affecting its cash flow, and because the Board of Directors believes that compensation in the form of stock options helps attract and retain experienced Outside Directors. Therefore, the Board of Directors believes that it is in the Company's best interest to compensate Outside Directors with additional grants of options under the Plan.

                 The affirmative vote of a majority of the shares of Common Stock and Convertible Preferred Stock outstanding on the record date and represented in person or by proxy at the meeting will be required to approve this proposal. Shares represented by proxies which are marked "abstain" will have the same effect as a vote against this proposal and shares represented by proxies which are marked "withhold authority" (including non-votes by brokers) are not counted for purposes of determining the majority requirement.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     AN AFFIRMATIVE VOTE FOR THIS PROPOSAL


SUMMARY OF THE PLAN

                 In October 1987, the Company's Board of Directors adopted and, in June 1988, the Company's stockholders approved, the Plan, authorizing the granting of options to officers, directors and employees of the Company. At the present time, there are 800,000 shares of Common Stock authorized for issuance under the Plan, with 685,666 of such shares being subject to outstanding options and an additional 114,334 shares being available for future grants.

                 Under the Plan, both incentive stock options and non-statutory stock options may be granted. Incentive stock options granted under the Plan are intended to be "incentive stock options" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), while non-statutory stock options are not intended to be treated as incentive stock options under the Code. The purchase price per share of stock deliverable upon the exercise of an option is determined by the Board of Directors on the date such option is authorized, provided that the option exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock at the time the option is granted to the employee (or in the case of an employee who, at the time of the grant, is the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, may not be less than 110% of the fair market value of the Common Stock at the time the option is granted). The term "fair market value" is defined in the Plan generally as the closing trading price of the Common Stock, as reported on The NASDAQ National Market System or, if the Common Stock is then listed on a stock exchange, the principal stock exchange on which the Common Stock is listed, on the trading day ending immediately prior to the option grant date for which such trading price is available. Certain other terms and conditions with respect to such options, including dates of exercisability, may be determined by the Board of Directors on the grant date.

                 Options are granted without cash consideration and are nontransferable except by will or by the laws of descent and distribution and may be exercised during the optionee's life only by the optionee. The options that have been granted to date pursuant to the Plan generally become exercisable ratably over a period from three to five years from the option grant date. Unless earlier terminable in accordance with the terms of the option, all options terminate ten years after the date of grant (or five years, in the case of incentive stock options granted to an employee who, at the time of the grant is the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation), or, subject to certain exceptions, following the termination of the optionee's employment, whichever occurs earlier. As of February 1, 1996, approximately 100 employees and directors held options under the Plan. The last sale price of the Common Stock on February 1, 1996 as reported by The NASDAQ National Market System was $7.125.

                 The Plan currently is administered by the Compensation Committee under the direction of the Board of Directors. Subject to the express provisions of the Plan, the Board and the Compensation Committee have the authority to administer and interpret the Plan, including the authority to determine when and to whom options will be granted and to set the specific terms of individual options. Additionally, to facilitate the recruitment of new non-officer employees between meetings of the Compensation Committee or the Board of Directors, the Chairman of the Board and the President have been given discretion to grant options under the Plan. Outside Directors are automatically granted Initial Grants (non-statutory options to purchase 1,800 shares of Common Stock) upon their first election to the Board of Directors. However, if Proposal II is approved by the stockholders, the Initial Grant applicable to future Outside Directors will be increased from non-statutory options to purchase 1,800 shares of Common Stock to non-statutory options to purchase 9,000 shares of Common Stock. Also, Outside Directors are automatically granted, on the first day of each calendar year, Annual Grants (non-statutory options to purchase 400 shares of Common Stock), continuing until each such Outside Director has been granted options to purchase a total of 2,000 shares of Common Stock pursuant to Annual Grants. However, if Proposal II is approved by the stockholders, the Annual Grants will be increased from non-statutory options to purchase 400 shares of Common Stock to non-statutory options to purchase 2,000 shares of Common Stock and such awards will no longer cease upon receipt of options to purchase an aggregate amount of 2,000 shares of Common Stock. The Initial Grants of options become exercisable ratably over a three-year period and the Annual Grants of options become exercisable ratably over a two-year period. All options granted to Outside Directors have an exercise price equal to the fair market value of the Common Stock, as determined under the Plan, at the time the option is granted. As each of the nominees for election to the Board of Directors who is an Outside Director is eligible to participate in the Plan, each may be considered to have an interest in Proposal II. The current Outside Directors are Messrs. Burns, Davies, Early, Ferrer and Lewis.

                 There are no federal income tax consequences to an optionee by reason of the grant of an incentive stock option under the Plan. Generally, no income or gain must be recognized upon the exercise of an incentive stock option unless the option holder is (i) subject to the alternative minimum tax or (ii) utilizing the net issuance method of exercising his incentive stock options. However, income or gain must be recognized upon the disposition of shares obtained upon exercise of an incentive stock option. If the shares are held for at least two years from the date of grant of the option and one year from the date of exercise, any gain recognized on disposition of the shares would generally be treated as a long-term capital gain for federal income tax purposes. However, if the shares are disposed of within the periods described in the preceding sentence (a "disqualifying disposition"), the option holder would generally recognize ordinary income upon such disposition equal to the excess, if any, of (i) the lesser of (A) the fair market value of the shares on the date of exercise and (B) the amount received by the option holder from such disposition, over (ii) the exercise price. Currently, the maximum federal income tax rate imposed on net capital gain with respect to individuals is 28 percent, while the maximum federal ordinary income tax rate with respect to individuals is 39.6 percent. Net capital gain means the excess of net long-term capital gain over net short-term capital loss, if any. The Company will not be entitled to take an income tax deduction upon the grant or exercise of an incentive stock option, but may be entitled to a business deduction with respect to income recognized by an option holder upon a disqualifying disposition.

                 There are no federal income tax consequences to an optionee by reason of the grant of a non-statutory stock option under the Plan. Taxable ordinary income (in the case of an employee, subject to wage withholding) in an amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will normally be recognized by an optionee upon the exercise of a non-statutory stock option. The Company will be entitled to a business deduction in the amount of the ordinary income recognized by the optionee, provided the Company files the appropriate tax returns. Upon disposition of such shares the optionee will generally recognize a capital gain or loss in an amount equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. The Company will not realize any tax consequences as a result of the disposition of shares acquired upon exercise of a non-statutory stock option.

                 The foregoing description of the Federal income tax consequences of options granted under the Plan is for general informational purposes only, and does not address the consequences that may arise under special situations (such as when the employee utilizes the net issuance method to exercise a stock option or transfers Common Stock to the Company in exercise of a stock option).

                 The following table sets forth the number of options awarded under the Plan to the Company's current executive officers individually and as a group, current Outside Directors as a group, and all employees of the Company (excluding executive officers) as a group for fiscal year 1995.


                                                                                                                SHARES SUBJECT
  INDIVIDUAL OR GROUP                                                                                             TO OPTIONS
  -------------------                                                                                             ----------
  James P. Reilly, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       60,000
    Chairman and Chief Executive Officer

  Richard A Deak. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       30,000
    Vice President, General Counsel and Secretary

  Mary E. Paetzold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       30,000
    Vice President, Chief Financial Officer and Treasurer

  Leigh English . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       30,000
    Vice President, Research

  All current executive officers as a group (4 persons) . . . . . . . . . . . . . . . . . . .                      150,000

  All current Outside Directors as a group (5 persons)  . . . . . . . . . . . . . . . . . . .                       1,200

  All employees as a group (excluding executive
    officers) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       48,360


                 The following table represents the aggregate number of shares issuable during a fiscal year pursuant to Annual Grants if Proposal II is approved by the Company's stockholders.


                           NEW PLAN BENEFITS TABLE
                            1987 STOCK OPTION PLAN


                                                                                                                 SHARES SUBJECT
 INDIVIDUAL OR GROUP                                                                                               TO OPTIONS
 -------------------                                                                                               ----------
All current Outside Directors as        . . . . . . . . . . . . . . . . . . . . . . . . . . .                        10,000
  a group (5 persons)

                                  PROPOSAL III

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                 Subject to stockholder ratification, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors to audit the Company's books and accounts for the fiscal year 1996. If the stockholders do not ratify this appointment, the appointment will be reconsidered by the Board of Directors.

                 KPMG Peat Marwick LLP has audited the Company's books and accounts since August 1987. Audit services provided by KPMG Peat Marwick LLP for the fiscal year ended October 31, 1995, included: examination of the Company's consolidated financial statements, limited reviews of interim reports, review of the Company's filings with the Securities and Exchange Commission and consultations on matters related to accounting, taxation and financial reporting. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, at which this representative may make a statement and will be available to respond to appropriate questions.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE FOR SUCH RATIFICATION.


                                 OTHER BUSINESS

                 The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                         COMPENSATION COMMITTEE REPORT

Dear Stockholders:

                 Responsibility for determining compensation of the Company's executive officers for services rendered during fiscal 1995 rested with the Compensation Committee of the Company's Board of Directors. Those recommendations were then considered and approved by the Board.

                 In determining the compensation of the Company's executive officers, the Compensation Committee has adopted the philosophy that aligning compensation with each executive officer's contribution to Company-wide performance objectives and encouraging stock ownership result in optimal performance by its executive officers which, in turn, should positively affect the Company's future performance. The major components of the Company's executive officers' compensation are salary, cash or other bonuses and stock options. Salaries of the Company's executive officers tend to be set at the midpoint of industry peers, and stock option grants and cash bonuses are employed to enhance the competitiveness of compensation packages within the industry, to reward outstanding performance and to provide incentive for reaching further performance goals.

                 The challenge in determining executive compensation with a company like Ecogen, which has only recently become a fully integrated product development, manufacturing and commercialization enterprise, is that there are few objective and meaningful criteria by which to measure the Company's performance. Consequently, the Compensation Committee has followed a more subjective path in determining executive compensation. While mindful of criteria like the Company's financial results, the Committee has placed great emphasis on the success achieved by the Company, and each executive's contribution to such success, in moving toward its long-term strategic objective of becoming a leading developer and supplier of biological pesticide products. This is measured by such things as (1) progress in research and development programs, (2) improvements in product manufacturing processes, (3) diversification and expansion of product lines, (4) product sales levels, (5) management of Company expense levels and cash requirements, (6) success in raising the capital needed by the Company's business, and (7) progress toward profitability. However, the relative importance (and in some cases, the absolute importance) of any single factor will likely change over time as the Company reacts to the many challenges of a growing enterprise. The Compensation Committee determined that the fiscal 1995 performance measurements should be viewed as a whole with no particular emphasis on any single measurement.

                 It is our hope that you, the stockholders, will come to view our decisions on executive compensation during this phase of the Company's growth as indicators of how your directors view both the individual contributions of each of the Company's executives and where the Company stands along its strategic path.

                 With respect to the compensation of Mr. Reilly, the Company's Chairman and Chief Executive Officer during fiscal 1995, Mr. Reilly was paid at the annual salary rate set forth in his Employment Agreement with the Company that was in effect at the beginning of fiscal 1995. Pursuant to his Employment Agreement, Mr. Reilly was paid an aggregate of $225,000 during fiscal 1995. Mr. Reilly's performance during fiscal 1995 resulted in a cash bonus of $60,000 and a grant of options under the Plan to purchase up to 60,000 shares of the Company's Common Stock, at an exercise price of $7.185 per share (representing the fair market value of the Common Stock on the date of grant, as determined under the Plan).

                 In arriving at the total fiscal 1995 bonus recommendation and stock option grant for Mr. Reilly, the Committee attempted to measure the value to the Company of Mr. Reilly's contribution to the progress made by the Company during fiscal 1995 toward the achievement of its principal strategic objectives as measured by the factors listed above. The Committee concluded that the Company made significant progress during fiscal 1995 toward achievement of its objectives. The Company's progress included the successful termination of the Company's relationship with 3A S.r.l.; the acquisition of approximately 71% of the outstanding stock of Ecogen Technologies I Incorporated ("ETech"), a corporation that was organized by, but as of the end of fiscal 1994 was not affiliated with, the Company; a substantial improvement in product gross margin due, among other things, to improvements in the Company's manufacturing processes; and the successful conclusion of private placement financing transactions.

                 With respect to executive officers' compensation generally during fiscal 1995, the Compensation Committee primarily focused on the compensation of management-level employees at both comparable companies and at divisions of larger companies engaged in the same industry as the Company, and also considered the contribution made by each individual officer to the achievement of the Company-wide objectives outlined above.

                 The Company has considered the effect of Internal Revenue Code
Section 162(m) and proposed regulations thereunder concerning the non-deductibility of certain executive compensation payments in excess of $1 million and has determined that the Company need not adopt a policy with respect thereto because the level of compensation of any executive officer does not approach and is unlikely to reach $1 million.


       Lowell N. Lewis, Chairman                          Jack D. Early



                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION


                 Dr. Lowell N. Lewis and Dr. Jack D. Early served as members of the Company's Compensation Committee throughout fiscal 1995. Until December 31, 1995, Dr. Early was a director of ETech. Subsequent to October 31, 1994, the Company acquired approximately 71% of the outstanding stock of ETech. See "Certain Transactions."

                             EXECUTIVE COMPENSATION
COMPENSATION

                 The following tables set forth the compensation earned by the Chief Executive Officer and the four other named executive officers of the Company for services Company during the fiscal year ended October 31, 1995:

SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation*
                                                                             (Awards/                All other
                                             Annual Compensation             Payouts)             Compensation($)
                                             -------------------          --------------          ---------------

  Name and Principal                        Salary            Bonus           Options
  Position                  Year**           ($)               ($)              (#)
  ---------                 ----          --------          ---------        -----------
  James P. Reilly, Jr.,     1995          $225,000           $ 60,000          60,000              $ 5,250(2)
  Chairman and Chief        1994           187,500            120,000(1)       20,000                3,750(2)
  Executive Officer         1993           185,000             25,000          80,000               60,834(3)

  John E. Davies,           1995          $273,333           $    -0-             -0-              $35,152(4)
  Chairman(4)               1994           220,800                -0-             -0-                3,842(2)
                            1993           225,000             25,000          11,000                4,497(2)

  Bruce C. Carlton,         1995          $145,000           $    -0-             -0-              $ 3,850(2)
  Executive Vice            1994           158,333                -0-          10,000                4,620(2)
  President, Research       1993           170,000                -0-           4,000                4,497(2)
  and Development(5)

  Richard A. Deak, Vice     1995          $163,167           $    -0-          30,000              $ 4,130(2)
  President, General        1994           128,333                -0-          10,000                3,850(2)
  Counsel and Secretary     1993           133,722             15,000(6)       11,000(6)             3,870(2)

  Mary E. Paetzold, Vice    1995          $162,500           $    -0-          30,000               53,850(8)
  President, Chief          1994            37,500                -0-          30,000(7)               -0-
  Financial Officer and
  Treasurer

----------------------------------
* The Company did not make long-term compensation plan awards of stock appreciation rights or restricted stock to the five named executive officers in fiscal 1995, 1994 or 1993 or make any long-term plan payout during such periods.

**       The year 1995 represents the twelve month period ended October 31,
1995. The year 1994 represents the ten month period ended October 31, 1994. The year 1993 represents the twelve month period ended December 31, 1993.

(1) Mr. Reilly was paid $120,000 in connection with Mr. Reilly's redemption of 40,000 Phantom Units which had been issued to Mr. Reilly under the Company's Phantom Stock Award Agreement with Mr. Reilly.

(2) Reflects the Company's contribution on behalf of such executive officer to the Company's 401(k) Profit Sharing Plan.

(3) "All Other Compensation" was comprised of $56,542, reflecting the forgiveness of the non-interest bearing promissory note negotiated when Mr. Reilly joined the Company and $4,292, reflecting the Company's contribution on Mr. Reilly's behalf to the Company's 401(k) Profit Sharing Plan.

(4) Mr. Davies' employment with the Company terminated on December 31, 1995. "All Other Compensation" was comprised of $30,000, reflecting the forgiveness of a loan made by the Company to Mr. Davies, and $5,152, reflecting the Company's contribution on Mr. Davies' behalf to the Company's 401(k) Profit Sharing Plan.

(5)      Dr. Carlton's employment with the Company terminated on December 31,
1995.

(6) Mr. Deak was granted options to purchase 8,000 shares of Common Stock, included in the column entitled "Options" and was awarded a bonus of $15,000, upon his joining the Company. The remaining options were part of the annual option grants that were granted to employees generally. Mr. Deak began his employment with the Company in January 1993.

(7) Ms. Paetzold was granted options to purchase 20,000 shares of Common Stock upon her joining the Company. The remaining options were part of the annual option grants that were granted to employees generally. Ms. Paetzold began her employment with the Company in August 1994.

(8) "All Other Compensation" was comprised of $3,850, reflecting the Company's contribution on Ms. Paetzold's behalf to the Company's 401(k) Profit Sharing Plan, and $50,000, reflecting a relocation allowance to which Ms. Paetzold was entitled upon her joining the Company.

                 The Company does not have a defined benefit or actuarial pension plan. The Company does not have a long-term incentive plan nor did it make any long-term incentive awards in fiscal 1995.


OPTION GRANTS TABLE
                       Option Grants for Last Fiscal Year




                                          % of Total                                         Potential Realizable Value at
                                       Options Granted       Exercise                        Assumed Annual Rates of Stock
                         Options         to Employees         Price       Expiration             Price Appreciation for
  Name                  Granted(1)      for Fiscal Year       (/sh)          Date                   Option Term(2)
  ----                  --------       -----------------    ----------    -----------     -----------------------------------

                                                                                               5%($)          10%($)
                                                                                               -----          ------
  J.P. Reilly, Jr.       60,000            30%                $7.185        1/10/06           $271,140        $687,060

  J.E. Davies              -0-             N/A                  N/A           N/A                N/A             N/A

  B.C. Carlton             -0-             N/A                  N/A           N/A                N/A             N/A

  R.A. Deak              30,000            15%                 7.185        1/10/06            135,570         343,530

  M.E. Paetzold          30,000            15%                 7.185        1/10/06            135,570         343,530





----------------------------------
(1) Exercisable ratably over a three-year period beginning on the first anniversary of the date of grant.

(2) Option terms are generally ten years. The dollar amounts under these columns are the result of calculation at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

OPTION EXERCISE AND YEAR-END VALUE TABLE

                Aggregated Option Exercises in Last Fiscal Year
                         and Full Year-End Option Value



                                                                 Number of Unexercised                Value of Unexercised
                                                                   Options at Fiscal                  In-the-Money Options
                                                                      Year-End (#)                   at Fiscal Year End($)(1)
                                                               -------------------------             ----------------------
                       Shares Acquired     Value
  Name                 on Exercise (#)     Realized ($)    Exercisable       Unexercisable      Exercisable     Unexercisable
  ----                 ----------------    ------------    -----------       -------------      -----------     -------------
  J.P. Reilly, Jr.           None               N/A             61,000           70,000             $-0-              $-0-

  J.E. Davies                None               N/A             61,000                0              -0-               -0-

  B.C. Carlton               None               N/A              2,500            5,000              -0-               -0-

  R.A. Deak                  None               N/A             16,000           35,000              -0-               -0-

  M.E. Paetzold              None               N/A             15,000           45,000              -0-               -0-

-------------------------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise prices of the option. For purpose of determining the fair market value of the in-the-money options at October 31, 1995, the fair market value of the Company's Common Stock was $5.94.


                        REPORT OF COMPENSATION COMMITTEE
                            ON REPRICING OF OPTIONS

                 The Company's Stock Option Plan (the "Plan") is intended to encourage Company employees, through their individual efforts, to improve the Company's overall performance and to promote profitability by providing them an opportunity to participate in the increased values they help create. In May 1995, the Compensation Committee determined, based on the recommendation of management, that the imbalance between the exercise prices under many of the stock options then outstanding (equal to the respective market prices for the Common Stock at the times they were granted) and the lower market prices which prevailed for the Common Stock at that time was not an incentive for the employees holding such options from exerting their best efforts to achieve the Company's long-term goals. To restore that incentive, the Committee extended to each employee stock option holder (other than Outside Directors) holding stock options with an exercise price of $30.00 or more, the opportunity, at his or her election, to receive a repriced option under the Plan, exercisable at the $10.94 market price on the date the Committee approved the repricing, provided that such employee remained employed with the Company through November 12, 1995. Except as modified as described above, each new option continues to be governed by the same terms as applied to the surrendered option (including the schedule pursuant to which such option becomes exercisable).

                 Pursuant to the above program, employees holding options for an aggregate of 290,079 Shares, exercisable under the terms of the original grants at prices ranging from $32.30 to $65.88 per Share, were exchanged for new options at the new exercise price of $10.94. The participation by executive officers in the program is shown in the table entitled "Ten-Year Option Repricings" below.

           Lowell N. Lewis, Chairman                 Jack D. Early

                           TEN-YEAR OPTION REPRICINGS

                 The following table provides information with respect to the participation in the Company's repricings of employee stock options during the last ten completed fiscal years by then executive officers of the Company.



                                       Number of
                                      Securities                                                     Years of Original
                                      Underlying     Market Price of    Exercise Price                  Option Term
  Name and                         Options Repriced  Stock at Time of     at Time of        New      Remaining at Date
  Principal                           or Amended       Repricing or      Repricing or    Exercise     of Repricing or
  Position                 Date        (Shares)       Amendment ($)      Amendment ($)   Price ($)       Amendment
  ---------                ----        --------       -------------      -------------   ---------       ---------
  J.P. Reilly, Jr.       5/12/95        40,000            $10.94            $47.56        $10.94             6
  Chairman and CEO       5/12/95         5,000             10.94             35.20         10.94             7
                         5/12/95         8,000             10.94             33.40         10.94             8

  J.E. Davies*          10/25/89        12,000             21.88             31.25         21.88             8
  Chairman                7/2/90        12,000             12.56             21.87         12.56             7
                         5/12/95         5,000             10.94             65.87         10.94             6
                         5/12/95        10,000             10.94             35.22         10.94             7
                         5/12/95        11,000             10.94             33.40         10.94             8

  B.C. Carlton*          5/12/95         4,000             10.94             65.88         10.94             6
  V.P., Research and     5/12/95         5,000             10.94             35.20         10.94             7
  Development            5/12/95         4,000             10.94             33.40         10.94             8

  R.A. Deak              5/12/95         8,000             10.94             39.30         10.94             7
  V.P. and General       5/12/95         3,000             10.94             33.40         10.94             8
  Counsel

  M.E. Paetzold          5/12/95        20,000             10.94             34.65         10.94             8
  V.P. and CFO

  J. Leslie*            10/25/89        18,000             21.88             38.81         21.88             9
  President               7/2/90        18,000             12.56             21.87         12.56             8

---------------

*  Not currently an executive officer of the Company.

PERFORMANCE GRAPH

                 The following is a line graph comparison of the Company's yearly percentage change in cumulative total shareholder return with that of the NASDAQ Composite Index and the Zacks Agricultural Operations Index for the period beginning with December 31, 1990 and ending October 31, 1995.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG ECOGEN INC., NASDAQ COMPOSITE INDEX,
               PIPER JAFFRAY AGRI-BIOTECHNOLOGY COMPANIES INDEX,
                    AND ZACKS AGRICULTURAL OPERATIONS INDEX*




                                        STARTING
                                         BASIS
                    DESCRIPTION              1990             1991         1992         1993         1994**        1995**
-----------------------------------------------------------------------------------------------------------------------------
ECOGEN INC.                                  100               777          477          431          238            73

NASDAQ COMPOSITE                             100               169          191          245          247           333

PIPER JAFFRAY AGRI-BIOTECH                   100               173          142          148           84            82

ZACKS AGRICULTURAL OPERATIONS INDEX*         100               180          209          280          266           387

 * Included in the Zacks Index are AG Services of America Inc., Chai Na Ta Corporation, DeKalb Genetics Corp., Delta & Pine Land Co., DNA Plant Technology, Corp., Embrex, Inc., Mycogen Corp., Neogen Corp., Northland Cranberries Inc., Pioneer Hi Bred International and U.S. Home & Garden Inc. Due to the unavailability of the Piper Jaffray Agri-Biotechnology Companies Index, the Zacks Agricultural Operations Index will replace the Piper Jaffray Index in future filings.

**       All values through December 31 for 1990-1993 and as of October 31 thereafter.

EMPLOYMENT AGREEMENTS

                 As of January l, 1994, Mr. Davies entered into an employment and consulting agreement with the Company. During the employment term of the agreement, which ended on December 31, 1995, Mr. Davies received an annual salary of $265,000 in consideration for his services as Chairman of the Board and Director of the Company. Mr. Davies is providing the Company with consulting services from January 1, 1996 through December 31, 1998 for which he is compensated at an annual rate of $165,000. See Certain Transactions.

                 As of February 22, 1995, Dr. Carlton entered into an employment and consulting agreement with the Company. The employment term of the agreement ended on December 31, 1995. During 1995, Dr. Carlton received a salary of $145,000 as consideration for his services as Executive Vice President, Research and Development and as a Director of the Company. Pursuant to the terms of the agreement, as of January 1, 1996 and terminating on June 30, 1997, Dr. Carlton is serving as a consultant to the Company and as Chairman of the Company's Scientific Advisory Board. Dr. Carlton will receive an annual consulting fee of up to $100,000 during the first year of the consulting term and a fee of $30,000 during the remaining six months of the consulting term.

                 The Company has entered into severance compensation agreements with each of James P. Reilly, Jr., Chairman and Chief Executive Officer of the Company, Richard A. Deak, Vice President, General Counsel and Secretary of the Company, Dr. Leigh English, Vice President, Research and Mary E. Paetzold, Vice President, Chief Financial Officer and Treasurer of the Company (each an "executive"). Under each agreement, if the executive's employment is terminated (as defined in the agreement) under certain circumstances the Company is obligated to continue to pay to the executive the executive's salary and benefits for a period of eighteen months.


                             PRINCIPAL STOCKHOLDERS

                 The following table sets forth information as of February 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee for director, by each named executive officer, and by all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                  Number           Percentage
  Name and Address (1)                           of Shares          of Class
  ----------------                               ---------        ------------
  Monsanto Company                             943,397             13.5%
  800 North Lindbergh Boulevard
  St. Louis, MO  63167

  James P. Reilly, Jr. (2)                      64,000                *

  Richard A. Deak (3)                           16,000                *

  Leigh H. English (4)                           5,580                *

  Mary E. Paetzold (5)                          15,000                *

  Patrick Owen Burns (6)                         3,200                *

  Bruce C. Carlton (7)                          38,711                *

  John E. Davies (8)                           108,898              1.5%

  Jack D. Early (9)                              2,208                *

  Esteban A. Ferrer (10)                         - 0 -            - 0 -

  Lowell N. Lewis (11)                           3,200                *

  All current executive officers and           256,797              3.6%
  directors as a group (nine
  persons) (2) (3) (4) (5) (6) (8)
  (9) (10) and (11)

----------------------------------
*        Indicates amount is less than 1%.

(1) The addresses of all officers, directors and nominees for director of the Company listed above are in care of the Company. The Company's corporate headquarters are located at 2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047. For purposes of calculating the beneficial ownership of the officers and directors of the Company, the Company relied upon the questionnaires completed by each officer and director in February 1996.

(2) Includes 61,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 70,000 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(3) Includes 16,000 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 35,000 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(4) Includes 4,960 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 31,300 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(5) Includes 15,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 45,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(6) Includes 3,200 shares which Mr. Burns has the right to acquire upon the exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 600 shares which Mr. Burns has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(7) Includes 3,150 shares held by Dr. Carlton's wife. Dr. Carlton disclaims beneficial ownership of these shares. Includes 25,500 shares which Dr. Carlton ha the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996.

(8) Includes 34,089 shares held by Mr. Davies' wife. Mr. Davies disclaim beneficial ownership of these shares. Include 61,000 share which Mr. Davies has the right to acquire upon exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 400 shares which Mr. Davies has the right to acquire upon exercise of stock options under the Plan which are not yet exercisable and not exercisable within 60 days following February 15, 1996.

(9) Includes 2,208 shares which Dr. Early has the right to acquire upon the exercise of stock options under the Plan which are exercisable on or within 60 days following February 15, 1996. Does not include 600 shares which Dr. Early has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(10) Does not include 1,800 shares which Mr. Ferrer has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(11) Includes 3,200 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan. Does not include 600 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable and not exercisable within 60 days following February 15, 1996.

(12) Gives full effect to stock options and warrants, which are presently exercisable, held by executive officers and directors.

                              CERTAIN TRANSACTIONS

                 On January 24, 1996, the Company closed a transaction with Monsanto Company ("Monsanto") forming a strategic alliance for development of the Company's proprietary BT technology. Under the terms of the agreement, Monsanto purchased 943,397 shares of Common Stock for $10.60 per share for an aggregate purchase price of $10 million. Monsanto is required to maintain its ownership position in Ecogen stock during the term of the four year Research and Development Agreement (described below) between Ecogen and Monsanto and Monsanto is prohibited, for three years after closing, from acquiring more than a 25% aggregate equity interest in the Company. These restrictions, however, terminate upon the occurrence of certain defined events relating to a change of control of the Company. Monsanto has certain registration rights with respect to the shares of Company Common Stock. In addition, Monsanto has a right of first refusal to purchase securities from the Company in order to maintain its percentage ownership interest in the Company.

                 Monsanto also acquired for $5 million certain rights to Ecogen's existing Bt strain library and insecticidal crystal protein gene library, and the intellectual property rights associated with such libraries including certain patents and patent applications (the "Bt Technology").
Ecogen maintains rights to the Bt Technology for applications other than in-plant uses. Monsanto did not acquire any rights to Ecogen's fermentation and formulation technology, Ecogen's insectary technology or Ecogen's technology related to the movement of Bt genes from Bt and back into Bt without foreign DNA.

                 Monsanto and Ecogen also entered into a Research and Development Agreement to perform research and development focusing on Bt technology (the "R & D Program"). Under the R & D Program, Monsanto will provide Ecogen with a minimum of $10 million over four years, of which $3 million has been received to date. The results of the R & D Program will be owned by Monsanto and licensed to Ecogen for use outside of in-plant applications. Under the terms of the agreement with Monsanto, Ecogen will also share in the commercialization success of transgenic plants incorporating the Bt Technology. Monsanto shall pay a commercialization success fee based on sales revenue and license fees received by Monsanto from products which incorporate the Bt Technology or the results from the R & D Program.

                 As of January 1, 1996, Mr. Davies began providing the Company with consulting services pursuant to the terms of an employment and consulting agreement between the Company and Mr. Davies dated January 1, 1994. During the consultancy term, which terminates on December 31, 1998, Mr. Davies will receive an annual consulting fee of $165,000 for providing advice and assistance to the Company in connection with the selection and recruitment of key management personnel, the development and implementation of the Company's strategic plans and objectives, and the identification and pursuance of working capital financing alternatives. Upon termination of Mr. Davies' consultancy for any reason other than cause or upon his termination as a director (as those terms are defined in the agreement), the voluntary resignation by Mr. Davies, or Mr. Davies' death or disability, the Company is obligated to continue to pay Mr. Davies' consulting fee for the balance of the term of the agreement, and to continue Mr. Davies' health insurance and related medical benefits.

                 Mr. Burns is a Vice President of R&D Funding Corp., a general partner of PruTech Research and Development Partnership II ("PruTech"). In December 1985, the Company and PruTech entered into a research and development agreement, technology licensing agreements and other related agreements. These agreements were amended in 1990 to provide terms more favorable to the

Company. In consideration for such amendments, the Company issued to PruTech a warrant to purchase up to 52,000 shares of Common Stock for a purchase price of $17.50 per share, representing a premium above the fair market value of shares of Common Stock at that time. In 1991, PruTech partially exercised the warrant, leaving a balance of 2,640 shares of Common Stock remaining to be purchased. The warrant expired on September 28, 1995. In 1991, the Company exercised its option to acquire from PruTech an exclusive license to exploit certain technology covered by the aforementioned agreements. The Company paid PruTech for the exclusive license through the issuance to PruTech of 9,892 shares of Common Stock. The Company is obligated to pay PruTech royalties based on the exploitation of products resulting from this technology and through fiscal 1995, the Company has paid approximately $60,000 in royalties to PruTech. In addition, so long as PruTech owns at least 60,000 shares of Common Stock and has yet to receive earned royalties from the Company aggregating at least $3 million, the Company will be required to exercise its best efforts to include a designee of PruTech in the slate of nominees submitted by management of the Company for election as director at each annual meeting of the Company's stockholders. PruTech has not exercised this right in connection with the 1996 Annual Meeting.

                 In 1992, as part of the initial funding of ETech, the Company licensed or sublicensed certain of its technologies to subsidiaries of ETech for the purpose of enabling the ETech subsidiaries to initiate or accelerate research and development of such technologies. In addition, the Company and the ETech subsidiaries entered into research and development agreements pursuant to which the Company performs research and development on behalf of such ETech subsidiaries using the technologies licensed to the ETech subsidiaries. Each subsidiary is obligated to pay the Company an amount equal to all of the development costs associated with its respective product and a management fee equal to 3.89% of such costs. In addition, the Company entered into a services agreement with ETech and its subsidiaries pursuant to which the Company provides certain financial, legal and administrative services to ETech and its subsidiaries on a cost reimbursement basis and is paid a management fee equal to 5.75% of the costs of such services. In connection with the research and development agreements, the Company earned contract revenue of approximately $6,800,000 from ETech during fiscal 1994. Mr. Davies is Chief Executive Officer and a director, Mr. Reilly is President, Chief Operating Officer and Chairman of the Board, Mr. Deak is Vice President and General Counsel, and Ms. Paetzold is Vice President, Chief Financial Officer and Treasurer of ETech. In addition, until December 31, 1995, Dr. Early was a director of ETech. The executive officers do not receive additional compensation in connection with their services to ETech. In January 1995, the Company acquired approximately 71% of the outstanding stock of ETech under the terms of an exchange offer pursuant to which the Company issued 822,240 shares of its Common Stock in exchange for common stock of ETech.

                 The Company has hired KDS Marketing, Inc. ("KDS") as the Company's advertising agency. Mr. Davies' son, Kevin Davies, is a principal of KDS. Prior to forming KDS, Kevin Davies was employed by a firm that previously provided advertising service to the Company. The terms of the business relationship between the Company and KDS were negotiated, and the business relationship is, conducted on an arm's length basis. In fiscal 1995, KDS provided services to the Company and received compensation in the amount of approximately $932,000 for advertising, corporate and product identification, product promotion and stockholder report preparation.

                 Esteban A. Ferrer, a director of the Company since January 11, 1996, is a partner in the law firm of Paul, Hastings, Janofsky & Walker ("PHJ&W"), which has represented the Company with respect to various legal matters since 1990. During fiscal 1995, the Company paid $668,235 to PHJ&W for fees and costs in connection with legal services provided by PHJ&W to the Company.

                 The Company believes that all of the foregoing transactions were at the time entered into at terms comparable to those which could have been obtained from a third party in an arms' length transaction and furthermore have greatly contributed to the Company's product development and commercialization successes to date and have greatly assisted the Company in strategically positioning itself to meet the future challenges of its business.


                            STOCKHOLDER INFORMATION

                 Holders of Common Stock and Convertible Preferred Stock of record on March 21, 1996, will receive a copy of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1995. The Annual Report to Stockholder is not soliciting material and is not incorporated in this proxy statement by reference.

                 ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1995, BY WRITTEN REQUEST ADDRESSED TO ECOGEN INC., 2005 CABOT BOULEVARD WEST, LANGHORNE, PENNSYLVANIA,
ATTENTION:  INVESTOR RELATIONS DEPARTMENT.


                          FUTURE STOCKHOLDER PROPOSALS

                 Based upon the Company's current tentative schedule for the 1997 Annual Meeting of Stockholders, the Company must receive at its principal office before October 1, 1996, any proposal which a stockholder wishes to submit to the 1997 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.


                                            James P. Reilly, Jr.
                                            Chairman and Chief Executive Officer

March 25, 1996

                                    APPENDIX



                                  ECOGEN INC.

                         STOCK OPTION PLAN, AS AMENDED

                                  ECOGEN INC.
                               STOCK OPTION PLAN
                                 October, 1987
                                   AS AMENDED


1.  Purpose.

                 The purpose of this plan (the "Plan") is to secure for ECOGEN INC. (the "Company") and its stockholders the benefits arising from capital stock ownership by directors and key employees of the Company and its parent and subsidiary corporations, if any, who are expected to contribute to the Company's future growth and success.

2.  Types of Options and Administration.

                 (a) Types of Options. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or one or more Committees designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-statutory options which are not intended to meet the requirements of Code
Section 422.

                 (b) Administration. The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. Except as provided in subsection 2(c) below, the Board of Directors may in its sole discretion grant options to purchase shares of the Company's Common Stock and issue shares upon exercise of such options as provided in the Plan. The Board of Directors shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, to advance the lapse of any waiting or installment periods and exercise dates, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. The foregoing to the contrary notwithstanding, the Board of

Directors shall have no discretion with respect to the selection of non-employee directors to receive options under the Plan, the number of shares subject to any such options, the purchase price therefor or the periods during which such options may be exercised, all such matters being determined pursuant to Section 12 below. No director shall be liable for any action or determination taken or made under or with respect to the Plan or any option in good faith. The Board of Directors may, to the full extent permitted by law, delegate any or all of its powers under the Plan to one or more committees (each herein referred to as a "Committee") appointed by the Board of Directors, and if one or more Committees are so appointed all references to the Board of Directors in the Plan as may pertain to the powers so delegated shall mean and relate to the relevant Committee.

                 (c) Grant of Options to Directors. The terms and conditions of options granted to directors of the Company who are also employees of the Company, or of any Parent Corporation or Subsidiary (as defined in Section 19 hereof), may be determined only by a Committee designated by the Board of Directors and consisting entirely of persons (including directors) who are not employees of the Company or of any Parent Corporation or Subsidiary. Directors of the Company who are not employees of the Company or of any Parent Corporation or Subsidiary ("Outside Directors") shall receive options only in accordance with the provisions of Section 12 below.

3.  Eligibility.

                 Options shall be granted only to persons who are, at the time of grant, officers, employees or directors (which term, for purposes of this Plan, shall include persons having similar authority and responsibility by whatsoever title they may be designated) (provided, in the case of Incentive Stock Options, such directors or officers are then also employees) of the Company or of any Parent Corporation or Subsidiary (as defined in Section 19 hereof). No person shall be granted any Incentive Stock Option under the Plan who, at the time such option is granted, owns, directly or indirectly, Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or Subsidiary, unless the requirements of paragraph (b) of Section 11 are satisfied. A person who has been granted an option may, if he or she is otherwise eligible, be granted an additional option or options if the Board of Directors shall so determine.

4.  Stock Subject to Plan.

                 Subject to adjustment as provided in Sections 15 and 16 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 800,000 shares. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors.

5.  Forms of Option Agreements.

                 As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement, substantially in the form of Exhibit A to the Plan (in the case of Incentive Stock Options) or Exhibit B to the Plan (in the case of non-statutory options) or in such other form not inconsistent with the Plan as shall be specified by the Board of Directors at the time such option is authorized to be granted.

6.  Purchase Price.

                 The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors on the date such option is authorized to be granted, provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such stock at the grant of such option, or less than 110% of such fair market value in the case of options described in paragraph
(b) of Section 11. The "fair market value" of the Company's Common Stock on any date (the "Value Date") shall mean the closing trading price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is listed on a stock exchange, the principal stock exchange on which the Common Stock is listed, on the trading day ended immediately prior to the Value Date for which such trading price is available. If the Common Stock is not reported on the National Association of Securities Dealers Automated

Quotation System or listed on any stock exchange, then the "fair market value" shall be determined in good faith by the Board of Directors. Payment of the exercise price of an option shall be in cash or, in the sole discretion of the Board of Directors, in capital stock of the Company, by the surrender of other options to purchase capital stock of the Company, by purchase money note bearing interest at a rate and coming due in installments determined by the Board of Directors at the time the option is granted, or by any other lawful means.

7.  Option Period.

                 Each option and all rights thereunder shall be expressed to expire on such date as the Board of Directors shall determine on the date such option is authorized to be granted, but in no event after the expiration of ten years from the day on which the option is granted (or five years in the case of options described in paragraph (b) of Section 11), and shall be subject to earlier termination as provided in the Plan.

8.  Exercise of Options.

                 Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the agreement evidencing such option; provided, however, that no option granted under the Plan shall have a term in excess of ten years from the date of grant (or five years in the case of options described in paragraph (b) of Section 11).

9.  Nontransferability of Options.

                 No option granted under the Plan shall be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the recipient, the option shall be exercisable only by or on behalf of such person.

10.  Effect of Termination of Employment
     or Cessation of Services.

                 No option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by or serving as a non-employee director of one or more of the Company, a Parent Corporation or a Subsidiary, except that if and to the extent the option agreement or instrument so provides:

                 (a) if the optionee ceases to be employed by or to serve as a non-employee director of any of the foregoing entities for any reason other than death or disability, the right to exercise the option shall terminate three months after such cessation (or at such earlier date as may be specified in the option agreement or instrument);

                 (b) if the optionee dies while in the employ of, or serving as a non-employee director of, any of the foregoing entities or within three months after the optionee ceases to be such an employee or director, the option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the option agreement or instrument); and

                 (c) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of or while serving as a non-employee director of any of the foregoing entities, the option may be exercised within the period of one year after the date the optionee ceases to be such an employee or director because of such disability (or within such lesser period as may be specified in the option agreement or instrument); provided, however, that in no event may any option be exercised after the expiration date of the option. For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations).

11.  Incentive Stock Options.

                 Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

         (a)  Dollar Limitation.

                 (i) The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock with respect to which Incentive Stock Options granted to any employee under the Plan (and under any other incentive stock option plans of the Company, and any Parent Corporation and Subsidiary) are exercisable for the first time shall not exceed $100,000 in any one calendar year.

                 (ii) In the event that Section 422 of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this paragraph (a), the limitation of this paragraph (a) shall be automatically adjusted accordingly.

                 (b) 10% Stockholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is at the time of the grant of such option the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent Corporation or any Subsidiary, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

                 (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one share of Common Stock at the time of grant; and

                 (ii) The option exercise period shall not exceed five years from the date of grant.

                 Except as modified by the preceding provisions of this Section 11, all the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

12.  Automatic Grant of Options to Outside Directors.

                 (a) Automatic Grant of Options Upon Election. A non-statutory stock option to purchase a total of 9,000 shares (the "Initial Option") of the Company's Common Stock shall be granted to each Outside Director upon his or her first election to the Board of Directors on or after February 1, 1996.

                 (b) Annual Automatic Grant of Options. A non-statutory stock option to purchase a total of 2,000 shares (the "Annual Option") of the Company's Common Stock shall be granted to each Outside Director on the first day of each calendar year; provided, that each such Outside Director remains an Outside Director of the Company on a continuous and uninterrupted basis during the period in question.

                 (c) Terms and Conditions of Options. Each Initial Option shall become exercisable with respect to 3,000 shares on each of the first three anniversaries of the date of grant and each Annual Option shall become exercisable with respect to 1,000 shares on each of the first two anniversaries of the date of grant. Any option granted to an Outside Director pursuant to this Section 12 shall be exercisable at a purchase price equal to the fair market value of such stock, as defined in Section 6 above, on the date of grant. Each such option shall expire ten years after the date of grant and shall be subject to earlier termination as provided in Section 10 above.

                 (d) Plan Applicable. Except as set forth in this Section 12, all the provisions of the Plan shall be applicable to options granted to Outside Directors hereunder.

                 (e) Self-Operative Provision. This Section 12 is intended to be self-operative to the maximum extent consistent with prudent business practice. Under no circumstances shall any person exercise discretion with respect to designating the recipient of an option hereunder, or the date of grant, vesting or purchase price of an option hereunder.

                 (f) Amendments to Section 12. This Section 12 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

13.  General Restrictions.

                 (a) Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

                 (b) Compliance With Securities Laws. Each option shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

14.  Rights as a Stockholder.

                 The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15.  Recapitalization.

                 In the event that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination or subdivision, appropriate adjustment shall be made in the number and kind of shares available under the Plan and under any options granted under the Plan. Such adjustment to outstanding options shall be made without change in the total price applicable to the unexercised portion of such options, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made which would, within the meaning of any applicable provisions of the Code, constitute a modification, extension or renewal of any option or a grant of additional benefits to the holder of an option.

16.  Reorganization.

                 In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, shall, as to all outstanding options, either (i) make appropriate provision for the protection of all such outstanding options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of Common Stock of the Company, provided that no additional benefits shall be conferred upon optionees as a result of such substitution, and the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or (ii) upon written notice to all optionees, provide that all unexercised options must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Board of Directors may, in its discretion, accelerate the exercise dates of all outstanding options.

17.  No Special Employment Rights.

                 Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his or her employment by the Company (or any Parent Corporation or Subsidiary) or interfere in any way with the right of the Company (or any Parent Corporation or Subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination or cessation of employment for purposes of this Plan shall be determined by the Board of Directors.

18.  Other Employee Benefits.

                 The amount of any taxable income deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

19.  Definition of Subsidiary and Parent Corporation.

                 (a) Subsidiary. The term "Subsidiary" as used in the Plan shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing sentence, for purposes of non-statutory stock options only and Section 17, the term "Subsidiary" as used in the Plan shall mean any corporation, general partnership or limited partnership in an unbroken chain of corporations, general partnerships or limited partnerships beginning with the Company if each of the corporations, general partnerships or limited partnerships other than the last corporation, general partnership or limited partnership in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock, in the case of a subsidiary which is a corporation, or, possesses 50% or more of the total combined voting power of the general partnership or limited partnership, in the case of a subsidiary which is a general partnership or limited partnership, in one of the other corporations, general partnerships or limited partnerships in such chain.

                 (b) Parent Corporation. The term "Parent Corporation" as used in the Plan shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

20.   Amendment of the Plan.

                 The Board of Directors may at any time and from time to time modify or amend the Plan in any respect, except that without the approval of the stockholders of the Company, the

Board of Directors may not (a) materially increase the benefits accruing to individuals who participate in the Plan, (b) materially increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan), or (c) materially modify the requirements as to eligibility for participation in the Plan. The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code.

21.  Withholding.

                 The Company's obligation to deliver shares upon the exercise of any option granted under the Plan shall be subject to the option holder's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

22.  Effective Date and Duration of the Plan.

                 (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, any Incentive Stock Options previously granted under the Plan shall terminate and no further Incentive Stock Options shall be granted. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

                 (b) Termination. The Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.


                            Adopted by the Board of Directors on October 7, 1987 and approved by the stockholders on June 7, 1988. Amended on April 20, 1989 by the Board of Directors. Amended on June 26, 1990 by the Board of Directors and approved by the stockholders on September 28, 1990. Amended on November 21, 1991 by the Board of Directors and approved by the stockholders on July 23, 1992. Amended on November 19, 1992 and January 24, 1993 by the Board of Directors. Amended on March 25, 1993 by the Board of Directors and approved by the stockholders on May 20, 1993. Amended by the Board of Directors on November 17, 1994 and February 28, 1996.

                                  ECOGEN INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 24, 1996


         James P. Reilly, Jr., Richard A. Deak and Mary E. Paetzold, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of Common Stock and the shares of Series B Convertible Preferred Stock of Ecogen Inc., held of record by the undersigned on March 21, 1996, as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on April 24, 1996, and at any adjournment as if the undersigned were present and voting at the meeting.

         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

         Your vote for the election of directors will be indicated on the reverse side. The nominees are: 1-Patrick Owen Burns, 2-John E. Davies, 3-Jack D. Early, 4-Esteban A. Ferrer, 5-Lowell N. Lewis, 6-Mary E. Paetzold, 7-James P. Reilly, Jr., and 8-John R. Sutley
The shares represented by this proxy will be voted as directed by the stockholder. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL ITEMS.

                        (CONTINUED ON THE REVERSE SIDE)

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

ITEM I.  ELECTION OF DIRECTORS DULY NOMINATED AND LISTED ON THE REVERSE SIDE:

               For All Nominees              Withhold All           To withhold authority to vote for any nominee(s), write the
          (with exceptions noted)              Nominees             nominee's name on the space provided below:
                  /  /                           /  /               ___________________________________________________

ITEM II.  AMENDMENT TO STOCK OPTION PLAN:  Amend the Company's Stock Option Plan as fully described in Proposal II of the Proxy
Statement.
              FOR  /  /                    AGAINST /  /             ABSTAIN /  /

ITEM III.  RATIFICATION OF AUDITORS:  Ratification of appointment of KPMG Peat Marwick LLP as Independent Auditors.

                FOR  /  /                   AGAINST /  /           ABSTAIN /  /

                                                                   _______________________________  Dated _______________, 1996
                                                                   Signature  (NOTE: Signature should agree with the name
                                                                   stenciled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such.
                                                                   For joint accounts or co-fiduciaries, all joint owners or
                                                                   co-fiduciaries should sign.)

                                                                   _______________________________  Dated _______________, 1996
                                                                   Signature if held jointly
                                                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS